Exhibit 10.17

Short form agreement

Relating to the sale and purchase of part of the issued share capital of Femcare Group Limited

(1)	Gilbert Marcus Filshie

(2)	Utah Medical Products, Inc.

Dated	18 March 2011

Osborne Clarke

Apex Plaza
Forbury Road
Reading
RG1 1AX

Contents

1.	Definitions and interpretation	1
2.	Sale and purchase	3
3.	Consideration	4
4.	Leakage	4
5.	Completion	5
6.	Limitation	5
7.	Announcements	5
8.	Post Completion matters	6
9.	Protection of goodwill	7
10.	Costs	8
11.	General	8
12.	Governing law and jurisdiction	9

This Agreement is made on 18 March 2011

Between:

(1)	Gilbert Marcus Filshie of The End House, Pembroke Drive, Mapperley Park, Nottingham NG35 BG (the "Legacy Vendor"); and

(2)	Utah Medical Products, Inc. whose registered office is at 7043 South 300 West, Midvale, Utah 84047 USA (the "Purchaser").

Background:

This agreement is supplemental to a further sale and purchase agreement between (1) the Vendors (as defined therein), and (2) Utah Medical Products Inc., dated on or around the date of this agreement (the "Main SPA"). Capitalised terms used but not defined in this Agreement shall have the meanings as set out in the Main SPA.

The Legacy Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares (as defined below) on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following definitions shall apply:

"Agreement" means this Agreement (including any schedule or annexure to it and any document in agreed form);

"Authorised Leakage" means any of the following:

(a)	all accrued interest due and payable on the fixed rate unsecured loans notes held by the Legacy Vendor; or

(b)	all royalty payments due to the Legacy Vendor under the terms of a royalty agreement entered into between the Legacy Vendor and Femcare-Nikomed Limited on 21 May 2004 as amended on 27 August 2004;

"Client" means any person to whom or which the Group shall at any time during the 12 month period prior to Completion have provided Restricted Business;

"Company" means Femcare Group Limited (no. 05147637) of Stuart Court, Spursholt Place Salisbury Road, Romsey, Hampshire SO51 6DJ;

"Completion" means the completion of the sale and purchase under this Agreement;

"Consideration" means the consideration payable by the Purchaser to the Legacy Vendor for the Shares under clause 3;

"Group Companies" or "Group" means the Company and any subsidiary and any subsidiary undertaking of the Company or such companies and "Group Company" means any one of them;

"Initial Cash Consideration" has same the meaning as in the Main SPA;

"Leakage" means any of the following to the extent they occur during the period from 11.59pm on the Locked Box Date to Completion:

(a)	any dividend or distribution, in each case declared, paid or made by any Group Company other than to another Group Company;

(b)	any other payment in respect of any share capital or other securities of any Group Company other than to another Group Company;

(c)	any fees and expenses incurred or to be incurred by any Group Company in connection with the transactions contemplated by this Agreement;

(d)
any payments made or future benefits granted by any Group Company to the Legacy Vendor or any Vendor Associate (including any related tax or national insurance contributions for which any Group Company is liable to account);

(e)	any assets transferred to, or liabilities assumed, indemnified or incurred for the benefit of, the Legacy Vendor or any Vendor Associate;

(f)	any waiver of all or any part of any debt or liability amount owed to any Group Company by the Legacy Vendor or any Vendor Associate;

(g)	any gratuitous or discretionary payment (including but not limited to any sale bonuses) in connection with the sale of the Shares) to the Legacy Vendor or any Vendor Associate by any Group Company;

(h)	any transaction or agreement entered into by any Group Company with or for the benefit of the Legacy Vendor;

(i)	any liabilities incurred for (including any guarantees given in relation to the liabilities of) the Legacy Vendor; or

(j)	any agreement to do any of the matters referred to in any of (a) to (i) above,

other than Authorised Leakage.

“Legacy Vendor’s Loan Notes” means the Loan Notes of the Company held by the Legacy Vendor

"Prospective Client" means any person who or which was at any time during the 12 month period prior to Completion negotiating with or has been subject to any presentation or pitch by any Group Company for the provision of any Restricted Business.

"Purchaser's Solicitors" means Osborne Clarke of Apex Plaza, Forbury Road, Reading, Berkshire RG1 1AX;

"Restricted Business" means the provision of female surgical incisional sterilisation or any fallopian tubal ligation which is in either case with a device which is same in form and function as a filshie clip as carried on by the Group in the Territory during the 12 month period prior to Completion;

"Restricted Period" means the period commencing on Completion and ending 5 years from Completion;

"Senior Employee" means any person who is or was during the 12 month period prior to Completion employed by any Group Company in a senior managerial, sales, marketing, senior customer advisory or senior customer facing capacity or who was a consultant to or a director of any Group Company or any person who was so employed or retained by any Group Company in each case whose fees and/or emoluments exceed £30,000 per annum at Completion.

"Shares" means the 25,000 C Ordinary shares in the capital of the Company held by the Legacy Vendor;

"Taxation" has the meaning given to it in the Tax Schedule (as defined within the Main SPA);

"Territory" means the United Kingdom and any other jurisdiction where the Group carries on its business at Completion (which expression shall include, for the avoidance of doubt, any jurisdiction into which any Group Company makes sales whether directly or through a distributor);

"Vendor Agreement" means an agreement between a Group Company and the Legacy Vendor or Vendor Associate; and

"Vendor Associate" means any other person with whom the Legacy Vendor and/or any Group Company is either associated (within the meaning of section 448, CTA 2010 (previously section 417, ICTA)) or connected (within the meaning of section 1122, CTA 2010 (previously section 839, ICTA) or, as the case may be, section 993, ITA).

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)
references to clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(c)	"sterling" and the sign "£" means pounds sterling in the currency of the United Kingdom; and

(d)	headings are for convenience only and shall not affect the construction of this Agreement.

2.	Sale and purchase

2.1	Subject to the terms of this Agreement, the Legacy Vendor shall sell and the Purchaser shall purchase, with effect from the date of this Agreement, the Shares.

2.2
The Legacy Vendor waives all rights of pre-emption over any of the Shares or any other shares in the capital of the Company conferred on him by the Articles of Association of the Company or in any other way and undertakes to take all steps necessary to waive all rights of pre-emption over any of the Shares or any other shares in the capital of the Company.

2.3
Subject to clause 2.5, the Legacy Vendor irrevocably and unconditionally waives all and any claims he has against the Company as at Completion other than in respect of his claim for royalties for the period from 1st January 2011 to Completion (and whether due before, at or after Completion) pursuant to a royalty agreement ("Royalty Agreement") entered into between the Legacy Vendor and Femcare-Nikomed Limited on 21 May 2004 as amended on 27 August 2004 ("Royalties") and shall indemnify and keep indemnified the Company in respect of all and any other claims that he may have against the Company as at Completion.

2.4
Notwithstanding the generality of clause 2.3, but subject to clause 2.5, the Legacy Vendor confirms that the performance of any Vendor Agreement by a Group Company at any time prior to the date of the agreement is or was in accordance with its terms and no act or omission of a Group Company has caused it to be in default of any Vendor Agreement.

2.5
Notwithstanding clauses 2.3 and 2.4 for the avoidance of any doubt, the Legacy Vendor does not waive any claims he may have against the Company in respect of royalties for the period from Completion and which are due to him pursuant to the Royalty Agreement.

2.6	The Legacy Vendor covenants to the Purchaser that:

(a)	the Shares are fully paid up (or credited as fully paid);

(b)
he is the sole legal and beneficial owner of the Shares and that he has and shall have pursuant to this Agreement the right to transfer the legal and beneficial title to the Shares on the terms of this Agreement and without the consent of any third party and that they are transferred free from any Encumbrance;

(c)
he has the full power and authority to enter into and perform this Agreement and each of the documents to be executed by it and delivered pursuant to this Agreement, each of which shall constitute valid and binding obligations on it; and

(d)	he is not bankrupt, has not proposed a voluntary arrangement nor has made or proposed any arrangement or composition with his creditors or any class of his creditors.

2.7
The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale and purchase of all the shares in the capital of the Company (including the Shares) is completed simultaneously.

3.	Consideration

3.1
The Consideration is the payment by the Purchaser to the Legacy Vendor of the sum of £57,212.41, of which £50,000 will be paid into the Escrow Account and the remainder shall be payable in cash at Completion in accordance with clause 5.

3.2
The £50,000 paid into the Escrow Account pursuant to clause 3.1 above shall be form part of the Escrow Amount and be dealt with in the manner set out in the Main SPA including, without limitation, the provisions of clause 6 of the Main SPA.

3.3
Save in the case of fraud on the part of the Legacy Shareholder, the Legacy Shareholder's entitlement to sums released from the Escrow Account for the benefit of the Shareholders pursuant to the provisions of clause 6 of the Main SPA is 2.5% of the total amount released.

3.4
The gross amount payable by the Company to repay or redeem (as the case may be) the Legacy Vendor’s Loan Notes is £458,066.96 and the net amount payable by the Company to the Legacy Vendor to repay or redeem (as the case may be) after deduction of the withholding tax is £432,453.57.

4.	Leakage

4.1
The Legacy Vendor undertakes to the Purchaser to pay to the relevant Group Company immediately on demand an amount equal to the Value of any Leakage received by him or any of his Vendor Associates where such payment is made for his benefit.

4.2
The Legacy Vendor undertakes to pay to the Purchaser on demand a sum equal to all reasonable costs (including all reasonably and properly incurred legal costs), reasonable expenses or other reasonable liabilities which the Purchaser may reasonably and properly incur either before or after the commencement of any action in connection with:

(a)	any Leakage received by him or any of his Vendor Associates where such payment is made for his benefit;

(b)
any legal proceedings (including, but not limited to, litigation and arbitration) including any application, in respect of any claim made against him pursuant to clause 4.1 above in which a judgment, decision or order is made in favour of the Purchaser; or

(c)	the enforcement of any such settlement or judgment.

4.3
If, in respect of or in connection with any claim made against the Legacy Vendor pursuant to clause 4.1, any amount payable to the Purchaser by a Vendor is subject to Taxation, the amount to be paid to the Purchaser by the Legacy Vendor shall be such as to ensure that the net amount retained by the Purchaser after such Taxation has been taken into account is equal to the full amount which would be payable to the Purchaser had the amount not been subject to Taxation.

4.4	Any payment pursuant to this clause shall (to the extent possible) be treated as a reduction of the Consideration.

5.	Completion

5.1	Completion shall take place at the offices of the Purchaser's Solicitors immediately following the signing of this Agreement.

5.2
On Completion, the Legacy Vendor shall deliver to the Purchaser stock transfer forms, duly completed and executed by the registered holders, in favour of the Purchaser or as it may direct, in respect of the Shares, together with the relevant share certificates (or indemnities in relation to the same if such certificates have been lost or destroyed).

5.3
As soon as the Legacy Vendor has complied with the provisions of sub-clause 5.2 the Purchaser shall pay the Consideration to the Legacy Vendor at the same time and in the manner as the Initial Cash Consideration is paid to the Vendors pursuant to the terms of the Main SPA and the Purchaser shall procure  that at the same time as the Consideration is paid to the Legacy Vendor in accordance with this clause 5.3 the Company shall repay or redeem (as applicable) in full the Legacy Vendor’s Loan Notes and pay the net amount stated  in clause 3.4 to the Legacy Vendor for the repayment or redemption of the Legacy Vendor’s Loan Notes.

5.4
The Purchaser shall procure that the Company shall pay all the withholding tax in respect of the repayment or redemption (as the case may be) of the Legacy Vendor’s Loan Notes to HM Revenue and Customs as soon as that sum is due and payable to it and the Purchaser shall indemnify the Legacy Vendor against any and all liabilities for the withholding tax and any and all liabilities in respect of costs, expense, interest, fines, and all other payments that may become due and payable by reason of the non payment of the full amount of the withholding tax to HM Revenue and Customs by the due date for payment.

5.4
Each party to this Agreement undertakes to indemnify and keep indemnified the others in respect of any document which such indemnifying party is obliged to deliver under this Agreement being unauthorised, invalid or for any other reason ineffective.

6.	Limitation

Save in the case of fraud on the part of the Legacy Vendor, the individual liability of the Legacy Vendor for any claims under this Agreement shall not exceed the Consideration.

7.	Announcements

7.1
Except as provided for in clauses 7.2 and clause 7.3, no announcement concerning the terms of this Agreement shall be made by or on behalf of either party without the prior written consent of the other party.

7.2
Any announcement, circular or other communication made or issued by or on behalf of any party which is required by law or the rules of any regulatory or governmental body to which such party is subject, including, without limitation, any stock exchange on which any securities of such party are listed, may be made or issued by or on behalf of that party without the consent of the other party.

7.3	Nothing in this clause 7 (Announcements) shall restrict the Purchaser or any other Purchaser Group Company from:

(a)	disclosing any and all required details of:

(i)	the transactions contemplated by this Agreement or any Agreed Form document;

(ii)	the Company or any Group Company; and/or

(iii)	the terms of this Agreement (including making a public filing of this Agreement),

to or at the request of the Securities Exchange Commission or any other regulatory or governmental body to which the Purchaser or any member of the Purchaser's Group is subject, including, without limitation, any stock exchange on which any securities of such Purchaser or member of the Purchaser's Group are listed,

(b)
providing information regarding the acquisition of the Group to its shareholders, provided that any such information does not contain any statement of fact, opinion, belief or otherwise which is intended to adversely affect the reputation or prospects of the Legacy Vendor; or

(c)
informing customers or suppliers of the acquisition of the Company by the Purchaser after Completion, provided that any such information does not contain any statement of fact, opinion, belief or otherwise which is intended to adversely affect the reputation or prospects of the Legacy Vendor; or

(d)	otherwise making any announcement that has been approved in accordance with the terms of the Main SPA,

8.	Post Completion matters

8.1	The Legacy Vendor irrevocably undertakes to the Purchaser that, for as long as he remains the registered holder of the Shares after Completion, he shall:

(a)
hold the Shares and any dividends and other moneys or assets paid or distributed in respect of them and all rights arising out of or in connection with them from Completion in trust for the Purchaser; and

(b)
deal with the Shares and all such dividends, distributions and rights as the Purchaser may direct from Completion until the date on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares.

8.2
The Legacy Vendor irrevocably and unconditionally appoints the Purchaser as his attorney to do and perform any acts and things which the Purchaser in its absolute discretion considers necessary or desirable in connection with the Shares from Completion until the date on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares, including (without prejudice to the generality of the foregoing):

(a)
exercising any rights, privileges or duties attaching to the Shares including, without limitation, receiving notices of, and attending and voting at, all meetings of the shareholders of the Company and meetings of the members of any particular class of the Shares and all or any adjournment of such meetings; and

(b)
completing and delivering any consents, proxies or resolution and any other documents required to be signed by a Vendor as a member of the Company from Completion until the date on which the Purchaser or its nominee is entered in the register of members of the Company as the holder of the Shares, provided that the Purchaser shall not be entitled to create any liabilities whatsoever for the Legacy Vendor.

8.3
For the purpose of sub clause 8.2 (Post Completion matters), the Legacy Vendor irrevocably and unconditionally authorises the Company from Completion to send any notices in respect of its shareholding to the Purchaser and the Company shall not be required also to send such notices the relevant Legacy Vendor.

8.4
The Purchaser undertakes to procure that the stock transfer form effecting the sale of the Shares to the Purchaser is duly stamped and that the transfer to which it relates is duly registered in the statutory books of the Company showing the Purchaser as the legal owner of the Shares as soon as practicable following Completion.

9.	Protection of goodwill

9.1
In order to assure to the Purchaser the full benefit of the business and goodwill of the Group, the Legacy Vendor undertakes that he shall not directly or indirectly (whether as principal, shareholder, partner, employee, agent or otherwise), whether on his own account or in conjunction with or on behalf of any other person, do any of the following things:

(a)
during the Restricted Period carry on or be engaged, concerned or interested in (except as the holder of shares in a company whose shares are listed on a recognised investment exchange or overseas investment exchange (as such terms are defined in Sections 285 and 313, Financial Services and Markets Act 2000) which confer not more than 1% of the votes which could normally be cast at a general meeting of that company) any business which is involved with the Restricted Business within the Territory; or

(b)	during the Restricted Period canvass or solicit or seek to entice away the custom of any Client or Prospective Client for the purposes of providing Restricted Business within the Territory; or

(c)	during the Restricted Period accept orders for the provision of Restricted Business within the Territory in respect of any Client or Prospective Client; or

(d)
during the Restricted Period endeavour to entice away from any Group Company or encourage to terminate his employment with any Group Company (whether or not such termination would be a breach of his contract of employment) any Senior Employee; or

(e)	during the Restricted Period employ or otherwise engage any Senior Employee; or

(f)
save as required by law, during the Restricted Period do or say anything calculated to lead any person to withdraw from or cease to continue offering to any Group Company any rights (whether of purchase, sale, import, distribution, agency or otherwise) then enjoyed by it or in any other way to cease to do business or reduce the amount of business it transacts with any Group Company; or

(g)
save in the circumstances referred to in sub clause 15.10 of the Main SPA (Confidentiality), disclose to any other person any information which is secret or confidential to the business or affairs of the Group or any Purchaser Group Company or use any such information to the detriment of the business of the Group or any Purchaser Group Company for so long as that information remains secret or confidential; or

(h)
in relation to a business which is competitive or reasonably likely to be competitive with the Restricted Business, use any trade or business name or distinctive mark, style or logo used by or in the business of any Group Company at Completion or anything intended or likely to be confused with it.

9.2
Each undertaking contained in this clause 9 (Protection of goodwill) shall be construed as a separate and independent undertaking and, while the restrictions set out in this clause are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Purchaser's legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or any part or parts of the wording thereof were deleted, restricted or limited in any particular manner (including without limitation any reduction in their duration or geographical scope) then the said restrictions shall apply with such deletions, restrictions or limitation as the case may be.

9.3
The Legacy Vendor agrees that, having regard to the facts and matters set out above and having taken professional advice, the restrictions contained in this clause 9 (Protection of goodwill) are reasonable and necessary for the protection of the legitimate business interests of the Purchaser.

9.4
Nothing in this Clause 9 shall prevent the Legacy Vendor from carrying on or being engaged, concerned or interested (whether directly or indirectly) in any business which is involved in Transostial Occlusive Permanent Sterilisation devices (including, without limitation, the sale and marketing of such devices) or seeking the custom of any Client or Prospective Client in respect of any such devices or accepting orders for any such devices (whether directly or indirectly) in respect of any Client or Prospective Client.

10.	Costs

10.1	Except as set out in clause 10.2, each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

10.2	The Purchaser shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

11.	General

11.1	Entire agreement

(a)
This Agreement and the provisions of the Main SPA incorporated into this Agreement set out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

(b)
The Purchaser acknowledges that it has entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, the Vendor shall have no liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.

11.2	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

11.3	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart; and

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

11.4	Further assurance

After Completion, the Legacy Vendor shall execute such documents and take such steps as the Purchaser may reasonably require to vest the full title to the Shares in the Purchaser and to give the Purchaser the full benefit of this Agreement.

11.5	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

12.	Governing law and jurisdiction

12.1	This Agreement and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law.

12.2
The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Agreement, its subject matter or formation.

This Agreement has been executed as a deed on the date appearing at the head of page 1.

SIGNED as a Deed (but not delivered until dated) by GILBERT MARCUS FILSHIE in the presence of:- Signature of witness: Name of witness: Address: Occupation:	) ) ) )

EXECUTED as a Deed

(but not delivered until dated) by

UTAH MEDICAL PRODUCTS, INC.

acting by a duly authorised representative

in the presence of:-

Signature of witness:

Name of witness: Tin Lee

Address: 7043 South 300 West

Midvale, Utah 84047 USA

Occupation: Supervisor
) ) ) ) ) )	/s/ Kevin L. Cornwell Chairman & CEO /s/ Tin Lee